Exhibit 99.1

American Financial Group, Inc. Announces Third Quarter Results

•

Net earnings per share of $1.62 includes ($0.25) per share of after-tax A&E reserve strengthening, ($0.23) per share related to Annuity non-core items and ($0.15) per share in after-tax realized losses on securities.

•	Third quarter core net operating earnings of $2.25 per share

•	Third quarter annualized ROE of 11.0%; annualized core operating ROE of 15.3%

•	Full year 2019 core net operating earnings guidance revised to a narrowed range of $8.50 to $8.70 per share

CINCINNATI – October 29, 2019 – American Financial Group, Inc. (NYSE: AFG) today reported 2019 third quarter net earnings attributable to shareholders of $147 million ($1.62 per share) compared to $204 million ($2.26 per share) for the 2018 third quarter. Net earnings for the quarter include after-tax charges of $23 million ($0.25 per share) to strengthen the Company’s asbestos and environmental (“A&E”) reserves and $14 million ($0.15 per share) in after-tax realized losses on securities, including $20 million ($0.22 per share) in holding losses to adjust equity securities to fair value. Net earnings for the third quarter of 2019 also included a negative impact of $21 million ($0.23 per share) for annuity non-core items, including the impact of fair value accounting for fixed-indexed annuities (FIAs), the unlocking of actuarial assumptions and other items related to changes in the stock market and interest rates. Comparatively, net earnings in the 2018 third quarter included net after-tax non-core earnings of $6 million ($0.07 per share). Other details may be found in the table below. Book value per share was $70.14 per share at September 30, 2019. Annualized return on equity was 11.0% and 16.3% for the third quarters of 2019 and 2018, respectively.

Core net operating earnings were $205 million ($2.25 per share) for the 2019 third quarter, compared to $198 million ($2.19 per share) in the 2018 third quarter. Higher underwriting profit in our Specialty Property and Casualty (“P&C”) insurance operations and higher P&C net investment income were partially offset by lower core operating earnings in our Annuity Segment. In connection with AFG’s new definition of annuity core operating earnings, AFG’s core net operating earnings for the third quarter of 2019 exclude the impact of items that are not necessarily indicative of operating trends, and include an expense for the amortization of FIA option costs, which AFG believes better reflects the cost of funds for FIAs and AFG’s evaluation of the financial performance of its Annuity business. Book value per share, excluding unrealized gains related to fixed maturities, was $59.65 per share at September 30, 2019. Core net operating earnings for the third quarters of 2019 and 2018 generated annualized returns on equity of 15.3% and 15.8%, respectively.

As previously announced, beginning with the second quarter of 2019, AFG changed the way it defines annuity core operating earnings to exclude the impact of items that are not necessarily indicative of operating trends. Core net operating earnings for periods prior to the change have not been adjusted, however results for the three and nine month periods ended September 30, 2018 are reconciled to historically reported Annuity Segment core operating earnings on page 5 of this release. As a result, reported core net operating earnings for periods beginning with the second quarter of 2019 are not directly comparable to prior year periods.

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (GAAP), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, ratings agencies and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of net realized gains and losses, annuity non-core earnings and losses, and special items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

Dollars in millions, except per share amounts	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Components of net earnings attributable to shareholders:
Core operating earnings before income taxes	$251	$237	$716	$733
Pretax non-core items:
Realized gains (losses) on securities	(18)	34	222	(28)
Annuity non-core earnings (losses)	(27)	—	(60)	—
Special A&E charges(b)	(29)	(27)	(29)	(27)

Earnings before income taxes	177	244	849	678
Provision (benefit) for income taxes:
Core operating earnings	50	40	143	138
Non-core items	(16)	1	28	(12)

Total provision (benefit) for income taxes	34	41	171	126

Net earnings, including noncontrolling interests	143	203	678	552
Less net earnings (losses) attributable to noncontrolling interests:
Core operating earnings (losses)	(4)	(1)	(8)	(7)
Non-core items	—	—	—	—

Total net earnings (losses) attributable to noncontrolling interests	(4)	(1)	(8)	(7)

Net earnings attributable to shareholders	$147	$204	$686	$559

Net earnings:
Core net operating earnings(a)	$205	$198	$581	$602
Realized gains (losses) on securities	(14)	27	176	(22)
Annuity non-core earnings (losses)	(21)	—	(48)	—
Special A&E charges(b)	(23)	(21)	(23)	(21)

Net earnings attributable to shareholders	$147	$204	$686	$559

Components of Earnings Per Share:
Core net operating earnings(a)	$2.25	$2.19	$6.39	$6.65
Non-core Items:
Realized gains (losses) on securities	(0.15)	0.31	1.93	(0.24)
Annuity non-core earnings (losses)	(0.23)	—	(0.52)	—
Special A&E charges(b)	(0.25)	(0.24)	(0.25)	(0.24)

Diluted Earnings Per Share	$1.62	$2.26	$7.55	$6.17

Footnotes (a) and (b) are contained in the accompanying Notes to Financial Schedules at the end of this release.

S. Craig Lindner and Carl H. Lindner III, AFG’s Co-Chief Executive Officers, issued this statement: “Our Specialty P&C and Annuity Segments both produced strong operating profitability and investment results during the quarter, which helped us to achieve an annualized core operating return on equity in excess of 15%.

“For the nine months ended September 30, 2019, AFG’s annualized growth in adjusted book value per share plus dividends was 18.2%. AFG had approximately $865 million of excess capital (including parent company cash of approximately $270 million) at September 30, 2019. Where appropriate, our excess capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds. In addition, returning capital to shareholders in the form of regular and special cash dividends and opportunistic share repurchases is also an important and effective component of our capital management strategy. We will evaluate our excess capital position again before the end of the year, and note that the special cash dividend paid in May does not preclude our consideration of additional special dividends and opportunistic share repurchases.

“We now expect AFG’s core net operating earnings in 2019 to be in the range of $8.50 to $8.70 per share, narrowed from the range of $8.40 to $8.80 announced previously. This revised range gives effect to our results of operations through the first nine months of 2019, as well as our expectations that we will not recognize any profits from the 2019 crop year in the fourth quarter of 2019. Our core earnings per share guidance excludes non-core items such as realized gains and losses, annuity non-core earnings and other significant items that are not able to be estimated with reasonable precision, or that may not be indicative of ongoing operations.”

Specialty Property and Casualty Insurance Operations

Pretax core operating earnings in AFG’s P&C Insurance Segment were $194 million in the third quarter of 2019, compared to $158 million in the prior year period, an increase of $36 million, or 23%. Higher P&C underwriting profit and higher P&C net investment income, primarily the result of higher earnings on limited partnerships and similar investments, both contributed to the year-over-year improvement. The strong performance of these investments should not necessarily be expected to repeat in future periods.

The Specialty P&C insurance operations generated an underwriting profit of $88 million in the 2019 third quarter, compared to $55 million in the third quarter of 2018. Higher year-over-year underwriting profits in our Property and Transportation and Specialty Financial Groups were partially offset by lower underwriting profit in our Specialty Casualty Group. The third quarter 2019 combined ratio of 94.0% was 1.7 points lower than the 95.7% reported in the comparable prior year period, and includes 1.6 points in catastrophe losses. By comparison, catastrophe losses in the third quarter of 2018 added 2.6 points. Third quarter 2019 results include 3.1 points of favorable prior year reserve development, compared to 3.7 points in the comparable prior year period.

Gross written and net written premiums were up 12% and 11%, respectively, for the third quarter of 2019, when compared to the same period in 2018. As previously reported, delayed planting of spring crops resulted in late acreage reporting in our crop operations, which increased overall third quarter premiums. Excluding the impact of the timing of the crop premiums, gross and net written premiums each increased 9%. Average renewal pricing across the entire P&C Group was up in excess of 3% for the quarter. Excluding our workers’ compensation business, renewal pricing was up approximately 6% in the third quarter, reflecting a continued improvement from renewal rate increases achieved during the first half of 2019. Pricing in our Specialty P&C group overall is the highest we have achieved in over five years, meeting or exceeding our expectations in each of our Specialty P&C sub-segments.

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules.

The Property and Transportation Group reported 2019 third quarter underwriting profit of $38 million, compared to break-even underwriting results in the third quarter of 2018. Although nearly all businesses in this group reported higher year-over-year underwriting profits, the increase was driven by higher underwriting profit in our transportation and property & inland marine businesses. These increases were partially offset by lower underwriting profitability in our crop business. Overall results include 2.8 points of favorable prior year reserve development in the third quarter of 2019, compared to 0.8 points in the year-ago period. Catastrophe losses for this group were $8 million in the third quarter of 2019, compared to $13 million in the comparable prior year period.

Gross and net written premiums for the third quarter of 2019 were 17% and 18% higher, respectively, than the comparable 2018 period. The increase was largely the result of higher year-over-year premiums in our transportation businesses and the timing of recording of crop premiums as a result of delayed acreage reporting from insureds due to excess moisture and late planting of corn and soybean crops. Gross and net written premiums excluding crop grew by 13% and 14%, respectively, year-over-year. Overall renewal rates in this group increased 4% on average for the third quarter of 2019, with continued strong renewal rate momentum.

The Specialty Casualty Group reported a 2019 third quarter underwriting profit of $23 million, compared to $49 million in the third quarter of 2018. Higher profitability in our workers’ compensation and social services businesses was more than offset by higher underwriting losses in Neon and adverse prior year reserve development in our excess and surplus businesses. Underwriting profitability in our workers’ compensation business continues to be very strong. Catastrophe losses for this group were $10 million and $12 million in the third quarters of 2019 and 2018.

Gross and net written premiums increased 8% and 7%, respectively, for the third quarter of 2019 when compared to the same prior year period. The addition of premiums from ABA Insurance services, which was acquired in the fourth quarter of 2018, along with growth in our excess and surplus lines and excess liability businesses, primarily the result of new business opportunities, rate increases and higher retentions on renewal business, were the primary drivers of the higher premiums. Lower premiums in Neon, primarily due to foreign currency translation, and in our workers’ compensation businesses, due to rate decreases, partially offset this growth. Excluding workers’ compensation, year-over-year growth in third quarter gross and net written premiums was 12% and 13%, respectively. Renewal pricing for this group was up 4% in the third quarter. Excluding rate decreases in our workers’ compensation businesses, renewal rates in this group were up approximately 9%. With the exception of workers’ compensation, renewal rates in this group are the highest we have seen in more than five years.

The Specialty Financial Group reported an underwriting profit of $26 million in the third quarter of 2019, compared to $9 million in the third quarter of 2018. Higher underwriting profit in our financial institutions business was the primary driver of the increase. Catastrophe losses for this group were $3 million and $13 million in the third quarters of 2019 and 2018, respectively. All of the businesses in this group continued to achieve excellent underwriting margins.

Gross and net written premiums increased by 6% and 9%, respectively, in the 2019 third quarter when compared to the same 2018 period, primarily as a result of higher premiums in our fidelity and crime and equipment leasing businesses. Renewal pricing in this group was flat for the quarter.

Carl Lindner III stated, “I’m excited to see continued momentum in our renewal pricing, with double digit rate increases in several of our Specialty Casualty businesses during the quarter. We now expect growth in net written premiums to be in the range of 4% to 7%, up from our previous guidance of 2% to 5%, when compared to the $5.0 billion reported in 2018. Our Specialty P&C businesses produced excellent underwriting margins and strong growth during the quarter; based on results through the first nine months of the year and our expectations of no crop earnings in the fourth quarter, we have narrowed our 2019 calendar year combined ratio guidance to a range of 93% to 94% from our previous range of 92% to 94%.

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Annuity Segment

Annuity Operating Earnings – For all periods presented, the table below reflects core operating earnings under AFG’s new definition. For periods prior to the second quarter of 2019, “new” core operating earnings are reconciled to previously reported operating results.

In millions	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Pretax Annuity Core Operating Earnings:
Pretax earnings before certain items below	$150	$139	$441	$418
Investments marked to market through core operating earnings, net of DAC	25	26	80	88
Amortization of option costs, net of DAC	(75)	(65)	(216)	(183)

Pretax Annuity core operating earnings – new method	100	100	305	323
Other amounts previously reported as operating, net *	n/a	17	(11)	18

Pretax Annuity core operating earnings, as reported	$100	$117	$294	$341

Year over year growth in quarterly average invested assets	11%	10%	11%	10%

Yield on investments marked to market through core operating earnings	9.5%	11.7%	10.5%	14.3%

*

“Other” primarily reflects (i) the impact of fair value accounting, (ii) the impact of changes in the stock market on the liability for guaranteed benefits and deferred acquisition costs (DAC), and (iii) unlocking.

Pretax earnings before certain items increased primarily as a result of the growth in AFG’s annuity business. Earnings from investments marked to market through core operating earnings vary from quarter to quarter based on the reported results of the underlying investments. Higher amortization of option costs reflects growth in AFG’s annuity business, as well as higher costs of options.

2019 Annuity Core Operating Earnings Guidance – Taking into account the new definition of Annuity core operating earnings beginning in the second quarter of 2019, and based on the $294 million of operating earnings reported by the Annuity Segment in the first nine months of 2019, AFG now expects its full year 2019 pretax Annuity core operating earnings to be in the range of $380 million to $400 million. This compares to the most recent guidance of $375 million to $405 million.

This updated guidance reflects: (i) an assumed annualized return of 8% in the fourth quarter on investments required to be marked to market through operating earnings, in contrast to the 10.5% earned on an annualized basis in the first nine months of 2019 and (ii) the impact of lower interest rates – in particular, the impact of lower short term rates, which will have a negative impact on the Annuity Segment’s approximately $3 billion net investment in floating rate securities.

Annuity Premiums – AFG’s Annuity Segment reported statutory premiums of $1.08 billion in the third quarter of 2019, compared to $1.38 billion in the third quarter of 2018, a decrease of 22%. Higher traditional fixed annuity premiums were more than offset by lower fixed-indexed annuity (FIA) premiums.

In response to the continued drop in market interest rates in 2019, AFG has implemented numerous crediting rate decreases in order to maintain appropriate returns on its annuity sales. Based on the results to date, AFG believes that its 2019 Annuity premiums will be down 9% to 10% from its record $5.4 billion of premiums in 2018.

Craig Lindner stated, “I am pleased with our results in this difficult interest rate environment. Our third quarter Annuity Segment results reflect a core operating return on equity in excess of 12%. We continue to believe that our consumer-centric model provides both value to policyholders and protection to AFG.”

Annuity Non-Core Earnings (Loss) – In the third quarter of 2019, AFG reported an after-tax Annuity non-core loss of $21 million or ($0.23) per share; this amount reflects primarily the negative impact that the decrease in market interest rates in the third quarter of 2019 had on fair value accounting for FIAs.

Due to the significant decrease in both long-term and short-term interest rates throughout 2019, AFG performed a detailed review (unlocking) of the actuarial assumptions underlying its annuity operations in the third quarter of 2019; this review resulted in a net after-tax unlocking charge of $1 million ($0.01 per share), which is also included in the Annuity Non-Core Earnings (Loss) amount discussed above. Lower interest rates resulted in (i) a negative impact related to lower expected future investment income, (ii) a negative impact related to higher assumed persistency on certain blocks of business, and (iii) a positive impact related to lower expected costs for FIA renewal options, including anticipated renewal rate actions.

AFG monitors the major actuarial assumptions underlying its annuity operations throughout the year. Historically, the Company conducted detailed reviews (“unlocking”) of its assumptions in the fourth quarter of each year. Beginning with the third quarter of 2019, AFG will conduct this review in the third quarter of each year.

More information about premiums and the results of operations for our Annuity Segment may be found in AFG’s Quarterly Investor Supplement.

A&E Reserves

During the third quarter of 2019, AFG completed an in-depth comprehensive review of its asbestos and environmental exposures relating to the run-off operations of its P&C Group and its exposures related to former railroad and manufacturing operations and sites. This year’s review resulted in non-core after-tax special charges of $23 million ($29 million pretax) to increase AFG’s A&E reserves.

The P&C Group’s asbestos reserves were increased by $3 million (net of reinsurance) and its environmental reserves were increased by $15 million (net of reinsurance). At September 30, 2019, the P&C Group’s insurance reserves include A&E reserves of $389 million, net of reinsurance recoverables. At September 30, 2019, the property and casualty insurance segment’s three-year survival ratios were 19.9 times paid losses for asbestos reserves, 12.1 times paid losses for environmental reserves and 15.6 times paid losses for total A&E reserves. These ratios compare favorably with industry data compiled by A.M. Best as of December 31, 2018, which indicate that industry survival ratios were 7.0 for asbestos, 8.3 for environmental, and 7.3 for total A&E reserves.

In addition, the 2019 review encompassed reserves for asbestos and environmental exposures of our former railroad and manufacturing operations. As a result of the review, AFG increased its reserve for environmental exposures by $8 million, due primarily to relatively small movements across several sites that primarily reflect changes in the scope and costs of investigation; AFG also increased its reserve for asbestos and toxic substance exposures arising out of these operations by $3 million.

Investments

AFG recorded third quarter 2019 net realized losses on securities of $14 million ($0.15 per share) after tax and after deferred acquisition costs (DAC), which included $20 million ($0.22 per share) in after-tax, after-DAC net losses to adjust equity securities that the Company continued to own, to fair value. By comparison, AFG recorded net realized gains on securities of $27 million ($0.31 per share) in the comparable 2018 period.

Unrealized gains on fixed maturities were $920 million after tax and after DAC at September 30, 2019, an increase of $837 million since year end. Our portfolio continues to be high quality, with 91% of our fixed maturity portfolio rated investment grade and 98% with a National Association of Insurance Commissioners’ designation of NAIC 1or 2, its highest two categories.

For the nine months ended September 30, 2019, P&C net investment income was approximately 9% higher than the comparable 2018 period.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets over $65 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, fixed-indexed and variable-indexed annuities in the retail, financial institutions, broker-dealer and registered investment advisor markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets, including the cost of equity index options; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; changes in insurance law or regulation, including changes in statutory accounting rules and changes in regulation of the Lloyd’s market, including modifications to the establishment of capital requirements for and approval of business plans for syndicate participation; changes in the legal environment affecting AFG or its customers; tax law and accounting changes, including the impact of recent changes in U.S. corporate tax law; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; disruption caused by cyber-attacks or other technology breaches or failures by AFG or its business partners and service providers, which could negatively impact AFG’s business and/or expose AFG to litigation; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; trends in persistency and mortality; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; the impact of the conditions in the international financial markets and the global economy relating to AFG’s international operations; and other factors identified in AFG’s filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2019 third quarter results at 11:30 a.m. (ET) tomorrow, Wednesday, October 30, 2019. Toll-free telephone access will be available by dialing 1-877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 1894955. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available two hours following the completion of the call and will remain available until 11:59 p.m. (ET) on November 6, 2019. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 1894955.

The conference call and accompanying webcast slides will also be broadcast live over the Internet. To access the event, click the following link: https://www.afginc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

An archived webcast will be available immediately after the call via the same link on our website until November 6, 2019 at 11:59 p.m. (ET). An archived audio MP3 file will be available within 24 hours of the call.

Contact:

Diane P. Weidner, IRC

Assistant Vice President – Investor & Media Relations

(513) 369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG19-23

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(Dollars in Millions, Except Per Share Data)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Revenues
P&C insurance net earned premiums	$1,442	$1,327	$3,815	$3,595
Life, accident & health net earned premiums	6	6	17	18
Net investment income	588	527	1,710	1,552
Realized gains (losses) on securities	(18)	34	222	(28)
Income (loss) of managed investment entities:
Investment income	67	65	206	187
Gain (loss) on change in fair value of assets/liabilities	(14)	(5)	(16)	(10)
Other income	52	54	153	146

Total revenues	2,123	2,008	6,107	5,460
Costs and expenses
P&C insurance losses & expenses	1,394	1,296	3,634	3,411
Annuity, life, accident & health benefits & expenses	379	303	1,107	899
Interest charges on borrowed money	17	15	50	46
Expenses of managed investment entities	54	52	168	154
Other expenses	102	98	299	272

Total costs and expenses	1,946	1,764	5,258	4,782

Earnings before income taxes	177	244	849	678
Provision for income taxes	34	41	171	126

Net earnings including noncontrolling interests	143	203	678	552
Less: Net earnings (losses) attributable to noncontrolling interests	(4)	(1)	(8)	(7)

Net earnings attributable to shareholders	$147	$204	$686	$559

Diluted Earnings per Common Share	$1.62	$2.26	$7.55	$6.17

Average number of diluted shares	91.1	90.7	90.9	90.6

			September 30,	December 31,
Selected Balance Sheet Data:			2019	2018
Total cash and investments			$54,207	$48,498
Long-term debt			$1,423	$1,302
Shareholders’ equity(c)			$6,321	$4,970
Shareholders’ equity (excluding unrealized gains/losses related to fixed maturities)(c)			$5,376	$4,898
Book value per share			$70.14	$55.66
Book value per share (excluding unrealized gains/losses related to fixed maturities)			$59.65	$54.86
Common Shares Outstanding			90.1	89.3

Footnote (c) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
	2019	2018		2019	2018
Gross written premiums	$2,351	$2,104	12%	$5,550	$5,227	6%

Net written premiums	$1,618	$1,456	11%	$4,029	$3,815	6%

Ratios (GAAP):
Loss & LAE ratio	63.1%	64.3%		60.9%	60.8%
Underwriting expense ratio	30.9%	31.4%		32.9%	33.0%

Specialty Combined Ratio	94.0%	95.7%		93.8%	93.8%

Combined Ratio – P&C Segment	96.3%	97.2%		94.7%	94.4%

Supplemental Information:(d)
Gross Written Premiums:
Property & Transportation	$1,113	$953	17%	$2,131	$1,994	7%
Specialty Casualty	1,031	956	8%	2,839	2,667	6%
Specialty Financial	207	195	6%	580	566	2%

	$2,351	$2,104	12%	$5,550	$5,227	6%

Net Written Premiums:
Property & Transportation	$661	$560	18%	$1,427	$1,306	9%
Specialty Casualty	744	695	7%	2,032	1,928	5%
Specialty Financial	167	153	9%	461	460	—
Other	46	48	(4%)	109	121	(10%)

	$1,618	$1,456	11%	$4,029	$3,815	6%

Combined Ratio (GAAP):
Property & Transportation	93.5%	100.0%		93.8%	95.5%
Specialty Casualty	96.5%	92.1%		94.5%	93.3%
Specialty Financial	83.7%	94.4%		86.8%	90.0%
Aggregate Specialty Group	94.0%	95.7%		93.8%	93.8%

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Reserve Development (Favorable)/Adverse:
Property & Transportation	$(17)	$ (4)	$(49)	$(43)
Specialty Casualty	(19)	(37)	(63)	(87)
Specialty Financial	(9)	(8)	(24)	(19)
Other Specialty	(1)	—	2	(2)

Specialty Group	(46)	(49)	(134)	(151)
Special A&E Reserve Charge – P&C Run-off	18	18	18	18
Other	16	—	18	2

Total Reserve Development	$(12)	$(31)	$(98)	$(131)

Points on Combined Ratio:
Property & Transportation	(2.8)	(0.8)	(3.7)	(3.5)
Specialty Casualty	(2.9)	(6.0)	(3.2)	(4.8)
Specialty Financial	(5.5)	(5.1)	(5.3)	(4.1)
Aggregate Specialty Group	(3.1)	(3.7)	(3.5)	(4.3)
Total P&C Segment	(0.8)	(2.2)	(2.6)	(3.7)

Footnote (d) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

ANNUITY SEGMENT

(Dollars in Millions)

Components of Statutory Premiums

	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
	2019	2018		2019	2018
Annuity Premiums:
Financial Institutions	$627	$574	9%	$2,137	$1,671	28%
Retail	228	371	(39%)	868	1,086	(20%)
Broker-Dealer	143	325	(56%)	573	946	(39%)
Pension Risk Transfer	39	56	nm	99	57	nm
Education Market	35	46	nm	128	146	nm
Variable Annuities	5	6	nm	16	19	nm

Total Annuity Premiums	$1,077	$1,378	(22%)	$3,821	$3,925	(3%)

Components of Annuity Earnings Before Income Taxes

	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
	2019	2018		2019	2018
Revenues:
Net investment income	$448	$413	8%	$1,334	$1,219	9%
Other income	28	27	4%	82	80	3%

Total revenues	476	440	8%	1,416	1,299	9%
Costs and Expenses:
Annuity benefits	250	222	13%	900	664	36%
Acquisition expenses	118	69	71%	177	199	(11%)
Other expenses	35	32	9%	105	95	11%

Total costs and expenses	403	323	25%	1,182	958	23%

Annuity earnings before income taxes	$73	$117	(38%)	234	$341	(31%)

Supplemental Annuity Information

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Core net interest spread on fixed annuities – new method	1.97%	2.08%	2.02%	2.22%
Core net spread earned on fixed annuities – new method	1.06%	1.16%	1.08%	1.28%

Further details may be found in our Quarterly Investor Supplement, which is posted on our website.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (dollars in millions):

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Core Operating Earnings before Income Taxes:
P&C insurance segment	$194	$158	$554	$526
Annuity segment, new method	100	100	305	323
Annuity results previously reported as operating earnings	—	17	(11)	18
Interest and other corporate expenses*	(39)	(37)	(124)	(127)

Core operating earnings before income taxes	255	238	724	740
Related income taxes	50	40	143	138

Core net operating earnings	$205	$198	$581	$602

*	Other Corporate Expenses includes income and expenses associated with AFG‘s run-off businesses.

b)	Reflects the following effects of special A&E charges during the third quarter and first nine months of 2019 and 2018 (dollars in millions, except per share amounts):

	Pretax		After-tax		EPS
	2019	2018	2019	2018	2019	2018
A&E Charges:
P&C insurance run-off operations
Asbestos	$3	$6	$2	$5
Environmental	15	12	12	9

	$18	$18	$14	$14	$0.15	$0.16

Former railroad & manufacturing operations
Asbestos	$3	$—	$2	$—
Environmental	8	9	7	7

	$11	$9	$9	$7	$0.10	$0.08

Total A&E	$29	$27	$23	$21	$0.25	$0.24

c)

Shareholders’ Equity at September 30, 2019 includes $920 million ($10.21 per share) in unrealized after-tax gains on fixed maturities and $25 million ($0.28 per share) in unrealized after-tax gains on fixed maturity-related cash flow hedges. Shareholders’ Equity at December 31, 2018 includes $83 million ($0.93 per share) in unrealized after-tax gains on fixed maturities and $11 million ($0.13 per share) in unrealized after-tax losses on fixed maturity-related cash flow hedges.

d)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses and trucks, inland and ocean marine, agricultural-related products and other commercial property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•

Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.